Exhibit (a)(5)(AF)

PRIVILEGED AND CONFIDENTIAL

Subscription Agreement

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on [●], by and between Paramount Skydance Corporation, a Delaware corporation (the “Company”), and the undersigned subscriber, referred to herein as the “Subscriber”.

WHEREAS, the Company has entered into an Agreement and Plan of Merger with Warner Bros Discovery, Inc., a Delaware corporation (“Warner Bros.”), and Prince Sub Inc., a Delaware corporation and a wholly owned direct subsidiary of the Company (“Merger Sub”), dated as of [●], providing for, among other transactions, an acquisition of Warner Bros. by the Company (as amended from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, on the terms and subject to the conditions set forth therein and in accordance with the General Corporation Law of the State of Delaware, Merger Sub shall merge with and into Warner Bros., with Warner Bros. surviving the merger and becoming, directly or indirectly, a wholly owned subsidiary of the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, collectively, the “Transactions”);

WHEREAS, in connection with and immediately prior to the consummation of the Merger, Subscriber desires to subscribe for and purchase from the Company, and the Company desires to issue and sell to Subscriber in consideration of the payment of the Purchase Price (as defined below) by or on behalf of Subscriber to the Company, the number of newly issued shares of the Company’s Class B Common Stock, par value $0.001 per share (the “Company Class B Common Stock”), set forth on the signature page hereto (the “Subscribed Shares”), for a purchase price of $[●] per share of Company Class B Common Stock (the “Per Share Price”), and $250,000,000.00 in the aggregate (the “Purchase Price”);

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into that certain subscription agreement (the “Other Subscription Agreement” and together with this Subscription Agreement, the “Subscription Agreements”) with that certain other investor (the “Other Subscriber” and together with Subscriber, the “Subscribers”), which is on substantially the same terms as the terms of this Subscription Agreement, pursuant to which such Subscriber has agreed to purchase, in connection with the Merger, an aggregate amount of up to [●] shares of Company Class B Common Stock, at the Per Share Price (such transactions, together with the Subscription (as defined below), collectively, the “PIPE Transaction”);

WHEREAS, the Board of Directors of the Company established a special committee of the Board of Directors of the Company consisting of independent and disinterested directors (the “Company Special Committee”) to, among other things, review, evaluate and negotiate the Subscription Agreements and the PIPE Transaction and, if the Company Special Committee deems appropriate, recommend that the Board of Directors of the Company approve the Subscription Agreements and the PIPE Transaction;

WHEREAS, the Company Special Committee has [unanimously] (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into the Subscription Agreements and consummate the PIPE Transaction and (b) recommended that the Board of Directors of the Company approve the Subscription Agreements and the PIPE Transaction (such recommendation, the “Company Special Committee Recommendation”); and

WHEREAS, the Board of Directors of the Company, acting upon the Company Special Committee Recommendation, has [unanimously] (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into the Subscription Agreements and consummate the PIPE Transaction and (b) approved the Subscription Agreements and the PIPE Transaction.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Subscription.

(a)                Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (the “Subscription”).

(b)                The Purchase Price shall be used solely for the purpose of funding Subscriber’s pro rata share among Subscribers of (i) the Merger Consideration (as defined in the Merger Agreement), and (ii) all related fees and expenses (excluding, for the avoidance of doubt, the Regulatory Termination Fee (as defined in the Merger Agreement) and any prepayment thereof) required to be paid by Subscriber pursuant to and in accordance with this Subscription Agreement. For the avoidance of doubt, Subscriber will not be responsible for funding any portion of the payment of the Regulatory Termination Fee or any prepayment thereof.

2.             Closing.

(a)                The consummation of the Subscription contemplated hereby (the “Closing”) is contingent upon the prior or substantially concurrent consummation of the Merger and shall occur on the Closing Date (as defined below).

(b)                At least five (5) Business Days (as defined in the Merger Agreement) before the anticipated date of the Closing (the “Closing Date”), the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the Closing Date, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued. On the Closing Date, prior to the Effective Time (as defined in the Merger Agreement), Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, and the Company shall deliver to Subscriber at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities Laws (as defined in the Merger Agreement) or those created by Subscriber), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and evidence from the Company’s transfer agent (or other evidence reasonably acceptable to Subscriber) of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date.

(c)                The Closing shall be subject to the satisfaction (or waiver, to the extent permitted by applicable law, by the Company, on the one hand, and by Subscriber, on the other hand), on or prior to the Closing Date, of the following conditions:

(i)                 the prior or substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement; and

(ii)               (A) no injunction or similar order by any Governmental Entity (as defined in the Merger Agreement) having jurisdiction over any party hereto or any of its subsidiaries (whether temporary, preliminary or permanent) shall have been issued that prohibits the consummation of the Subscription and shall continue to be in effect, and (B) no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity having jurisdiction over any party hereto or any of its subsidiaries that has the effect of making the Subscription illegal or otherwise prohibiting consummation of the Subscription.

(d)                Subscriber shall deliver to the Company all such other information as is reasonably requested by the Company in order for the Company to issue the Subscribed Shares to Subscriber, including a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8, as applicable.

3.              Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a)                Each of the Company and its subsidiaries is a legal entity duly organized, validly existing, and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence (“Effect”) that, individually or in the aggregate with any other Effect is, or would reasonably be likely to be, materially adverse to the financial condition, properties, assets, operations, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute a Company Material Adverse Effect, or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be likely to occur: (1) Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory, economic or business conditions (including tariffs, trade policies and sanctions) in any jurisdiction in which the Company or its subsidiaries has material operations or in which products or services of the Company or its subsidiaries are sold, (2) Effects that are the result of factors generally affecting the industries, markets or geographical areas in which the Company or its subsidiaries have material operations, (3) changes in the relationship of the Company or its subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting Effect that was caused by the entry into, announcement, pendency or performance of the Transactions by, or resulting or arising from the identity of or any facts or circumstances relating to, Warner Bros. or its Affiliates (as defined in the Merger Agreement), (4) changes or modifications in accounting standards applicable to the Company or its subsidiaries, including GAAP (as defined in the Merger Agreement), or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Subscription Agreement, (5) any failure by the Company or any of its subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period, provided, however, that the exception in this clause (5) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect, (6) Effects resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, cyberterrorism, ransomware or malware, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event (including pandemics and epidemics) or any other force majeure event, or any national or international calamity or crisis, (7) any actions taken or failed to be taken by the Company or any of its subsidiaries that are expressly required to be taken by this Subscription Agreement, (8) any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of the Company or any of its subsidiaries or any of their respective securities, provided, however, that the exception in this clause (8) shall not prevent or otherwise affect a determination that any Effect underlying such Effect or announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Company Material Adverse Effect or (9) any change, in and of itself, in the market price or trading volume of the securities of the Company (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect, unless otherwise excluded in this definition); provided, however, that with respect to the foregoing clauses (1), (2), (4), and (6), such Effect shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects the Company and its subsidiaries (taken as a whole) compared to other companies operating in the industries and geographies in which the Company and its subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).

(b)                The Subscribed Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive or similar rights created under the Company’s organizational documents or the Laws of its jurisdiction of incorporation.

(c)                This Subscription Agreement (including the transactions contemplated herein) has been duly authorized and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally or by the availability of specific performance, injunctive relief and other equitable remedies, whether considered at law or equity.

(d)                Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 and all consents, approvals, and other authorizations described in Section 3(e) have been obtained and that all filings and other actions described in Section 3(e) have been made or taken, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the performance by the Company of its obligations under this Subscription Agreement (including compliance by the Company with all of the provisions of this Subscription Agreement), and the consummation of the transactions contemplated herein do not and will not (as applicable) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the organizational documents of the Company or any of its subsidiaries, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its respective properties that, in the case of clauses (i) and (iii), would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(e)                Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4, other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) required to comply with state securities or “blue-sky” Laws, (ii) required to register the Subscribed Shares, including the filing of any registration statement, (iii) required to be filed with or to the Securities and Exchange Commission (the “Commission”) and other regulatory authorities relating to the Transactions, (iv) required under the rules and regulations of The Nasdaq Global Select Market (“Nasdaq”), (v) required under the HSR Act (as defined in the Merger Agreement) or any other applicable Antitrust Laws (as defined in the Merger Agreement) relating to the Transactions, (vi) required under the Exchange Act (as defined below) or the Securities Act (as defined below) and (vii) as may be required with or to Regulators (as defined in the Merger Agreement) pursuant to applicable Regulatory Laws (as defined in the Merger Agreement), no filings, notices or reports are required to be made by any of the Company or its subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or any of its subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Subscription Agreement by the Company or the consummation by the Company of the PIPE Transaction, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(f)                 As of the date hereof, there are no Proceedings (as defined in the Merger Agreement) pending or, to the Knowledge (as defined in the Merger Agreement) of the Company, threatened against the Company or any of its subsidiaries or any property or asset of the Company or its subsidiaries, except for those that would not, individually or in the aggregate, have a Company Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(g)                The Company (and, prior to August 7, 2025, Paramount Global) has filed or furnished or will file or furnish, as applicable, on a timely basis, all forms, statements, certifications, reports, and documents with the Commission pursuant to the Exchange Act or the Securities Act, including those filed with or furnished to the Commission subsequent to the date of this Subscription Agreement, in each case as amended (“Company Reports”), since the Applicable Date (as defined in the Merger Agreement). Each of the Company Reports, at the time of its filing or being furnished complied (or, if not yet filed or furnished, will comply) in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, and the rules and regulations of the Commission promulgated thereunder. As of their respective dates (or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Subscription Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Subscription Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Subscription Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto, and complied or will comply, as of their respective dates of filing with the Commission, in all material respects with the published rules and regulations of the Commission with respect thereto. None of the Company Reports filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing review or investigation by the Commission, and there are no inquiries or investigations by the Commission or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(h)                The authorized capital stock of the Company consists of (i) 5,500,000,000 shares of Company Class B Common Stock, of which [●] shares of Company Class B Common Stock are issued and outstanding as of the close of business on [●] (the “Reference Date”), (ii) 55,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Company Class A Common Stock” and, together with the Company Class B Common Stock, the “Company Common Stock”), of which [●] shares of Company Class A Common Stock are issued and outstanding as of the close of business on the Reference Date, and (iii) 100,000,000 shares of Preferred Stock, par value $0.001 per share, none of which have been issued or are outstanding as of the close of business on the Reference Date. As of the close of business on the Reference Date, [●] shares of Company Class A Common Stock and [●] shares of Company Class B Common Stock were held in treasury. There are 200,000,000 warrants of the Company issued and outstanding as of the close of business on the Reference Date, each exercisable for one share of Company Class B Common Stock at an initial exercise price of $30.50 per share. Since immediately prior to the close of business on [●], through the date hereof, no shares of Company Class A Common Stock or Company Class B Common Stock have been issued except to the extent any such shares have been issued pursuant to (i) the vesting of any awards or (ii) exercises of stock options, in each case referred to in this Section 3(h). All of the outstanding Company Common Stock has been duly authorized and validly issued and are fully paid and nonassessable and were created in accordance with applicable Law, the Company’s certificate of incorporation and bylaws and any agreement to which it is a party. The Company Common Stock has been issued in compliance in all material respects with all applicable federal securities Laws and all applicable foreign and state securities or “blue sky” Laws. As of the Reference Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its subsidiaries to issue or sell any capital stock or other equity or voting securities of the Company or any of its subsidiaries. As of the Reference Date, except as set forth in the organizational documents of the Company or in the Company Reports, the Company is not under any obligation, nor is it bound by any Contract (as defined in the Merger Agreement) pursuant to which it may become obligated, to repurchase, redeem, or otherwise acquire any outstanding Company Common Stock. [As of the Reference Date, [●] shares of Company Class B Common Stock were reserved for, and [●] shares of Company Class B Common Stock were subject to, issuance pursuant to Company’s compensation and benefit plans, which included (i) [●] shares of Company Class B Common Stock in respect of options to purchase Company Class B Common Stock pursuant to Company compensation and benefit plans, (ii) [●] restricted stock units subject solely to service based vesting conditions granted under the Company compensation and benefit plans entitling the holders thereof to receive [●] shares of Company Class B Common Stock and (iii) [●] restricted stock units subject to both service and performance-based conditions granted under the Company compensation and benefit plans entitling the holders thereof to receive [●] shares of Company Class B Common Stock (assuming the achievement of any performance criteria at target levels)]. Other than as set forth above, there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, restricted stock award, stock appreciation, phantom stock, profit participation, or similar right, or compensatory equity or equity-linked award with respect to the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound. As of the close of business on the Reference Date, except as set forth above and pursuant to (A) the Other Subscription Agreement, and (B) the Merger Agreement, there is no: (i) outstanding share of capital stock or other equity interest in the Company, (ii) outstanding subscription, option, call, warrant, right (whether or not currently exercisable) or agreement to acquire any share of capital stock or other equity interest, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is based on or derived from the value of any share of capital stock or other securities of the Company, in each case, issued by the Company or to which the Company is bound, except as set forth in the organizational documents of the Company, (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any share of the capital stock or other securities of the Company, or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any share of its capital stock or any other security.

(i)                 The issued and outstanding shares of Company Class B Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “PSKY”. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq. There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company by Nasdaq or the Commission with respect to any intention by such entity to deregister the shares of Company Common Stock or prohibit or terminate the listing of the shares of Company Class B Common Stock on Nasdaq. As of the date hereof, the Company Class B Common Stock constitutes the only outstanding class of securities of Company registered under the Exchange Act.

(j)                 Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of Subscribed Shares by the Company to Subscriber in the manner contemplated by this Subscription Agreement.

(k)                Neither the Company nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares. The Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities Laws.

(l)                 No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3) is applicable.

(m)              Except for Centerview Partners LLC, RedBird BD LLC, Bank of America, N.A., Citigroup Global Markets Inc. and Barclays Capital Inc., no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.

(n)                The Company is not, and immediately after receipt of payment for the Subscribed Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(o)                The Company and its subsidiaries, since the Applicable Date, have not been and are not currently in violation of any applicable federal, state, local, foreign or transnational Law or any Governmental Order (as defined in the Merger Agreement), except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, as of the date of this Subscription Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(p)                Since September 30, 2025, and through the date of this Subscription Agreement, there has not been any Effect that, individually or in the aggregate, has had a Company Material Adverse Effect.

4.                   Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

(a)                Subscriber (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b)                This Subscription Agreement (including the transactions contemplated herein) has been duly authorized and validly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and by the availability of specific performance, injunctive relief and other equitable remedies, whether considered at law or equity.

(c)                Assuming the accuracy of the representations and warranties of the Company in this Subscription Agreement, the execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and performance by Subscriber of its obligations under this Subscription Agreement (including the compliance by Subscriber with all of the provisions of this Subscription Agreement) and the consummation of the transactions contemplated herein do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, (ii) the organizational documents of Subscriber, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

(d)                Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such accounts is independently a “qualified institutional buyer” or an “accredited investor” (each as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto and such information provided is accurate and complete). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

(e)                [Except for [●],] Subscriber is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement.

(f)                 Subscriber understands that the Subscribed Shares are non-voting common stock of the Company. Accordingly, Subscriber may not have the ability to affect the outcome of corporate actions via its ownership of the Subscribed Shares.

(g)                Subscriber understands that the Subscribed Shares are being offered by the Company in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares issued by the Company may not be offered, sold or otherwise transferred by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including, without limitation, Rule 144 or a private resale pursuant to the so-called “Section 4(a)(1½)”), or (iii) an ordinary course pledge such as a broker lien over account property generally and, in each case of clauses (i) through (iii), in accordance with any applicable securities Laws of the states and other jurisdictions of the United States, and as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares. Subscriber acknowledges and agrees that, at the time of issuance by the Company, the certificate or book entry position representing the Subscribed Shares will bear or reflect, as applicable, a legend substantially similar to the following:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES THAT THIS SECURITY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO PARAMOUNT SKYDANCE CORPORATION, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.”

(h)                Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company or any of its Affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in Section 3 of this Subscription Agreement.

(i)                 Subscriber’s acquisition and holding of the Subscribed Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Internal Code of 1986, as amended (the “Code”), or any applicable similar law.

(j)                 Subscriber is not (i) a person or entity named on any sanctions list maintained by (A) the U.S. Department of the Treasury’s Office of Foreign Assets Control, including the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, (B) the European Union, (C) the United Nations Security Council, (D) the government of the United Kingdom, including His Majesty’s Treasury, or (E) any individual European Union member state (clauses (A) through (E), collectively, “Sanctions Bodies”), (ii) fifty percent (50%) or more owned or controlled by, or acting on behalf of, a person, that is named on any sanctions list maintained by any Sanctions Bodies, (iii) operating, organized, resident in any jurisdiction subject to comprehensive territory-wide sanctions administered by any Sanctions Bodies, currently Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, the Crimea region of Ukraine (each a “Sanctioned Country”), (iv) the government of a Sanctioned Country or the Government of Venezuela or (v) otherwise the target of sanctions administered by any Sanctions Bodies.

(k)                If Subscriber is acting on behalf of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code, (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (together with the ERISA Plans, the “Plans”), then Subscriber represents and warrants that none of the Company or any of its Affiliates (the “Transaction Parties”) has provided investment advice or has otherwise acted as the applicable Plan’s fiduciary with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with Subscriber’s investment in the Subscribed Shares.

(l)                 In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares.

(m)              Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber, on the one hand, and the Company or its representatives or Affiliates, on the other hand, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or its representatives or Affiliates. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Subscribed Shares (i) were not offered to it in any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, and (ii) are not being offered to it in a manner involving a public offering under, or, to its knowledge, in a distribution in violation of, the Securities Act or any other applicable securities Laws.

(n)                Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber is a sophisticated investor, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that none of the Company or any of its agents or Affiliates have provided any tax advice or any other representation or guarantee, whether written or oral, regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

(o)                Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(p)                Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

(q)                At the Closing, Subscriber will have sufficient immediately available funds to pay the Purchase Price pursuant to Section 2.

(r)                 Neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Subscribed Shares nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(s)                 No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the purchase of the Subscribed Shares by Subscriber.

(t)                 Subscriber is not a foreign person, as defined in 31 C.F.R. § 800.224. The transaction contemplated by this Subscription Agreement will not result in foreign control (as defined in 31 C.F.R. § 800.208) of the Company and does not constitute a direct or indirect investment in the Company by any foreign person (as defined in 31 C.F.R. § 800.224) that affords such foreign person any of the access, rights or involvement described in 31 C.F.R. § 800.211(b).

5.              Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, on such date and at such time as the Merger Agreement is terminated in accordance with its terms; provided, no such termination shall relieve any party for liability for such party’s actual fraud or willful breach of any covenant or obligation contained in this Subscription Agreement prior to its termination, in each case, subject to the terms and limitations set forth in Section 6(q).

6.              Miscellaneous.

(a)                Any notice or other communication required or permitted to be delivered to any party under this Subscription Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) two (2) Business Days after being sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier or express delivery service, (iii) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto) or (iv) if sent by email transmission after 6:00 p.m. recipient’s local time, on the Business Day following the date of transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), and, in each case, the notice or other communication is sent to the physical address or email address specified on the signature page hereof.

(b)                The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Subscribed Shares hereunder, and if Subscriber effects a pledge of any Subscribed Shares it shall be required to provide the Company with notice thereof; provided, however, that any transfer of the Subscribed Shares in connection with any exercise of remedies in respect of such pledge shall be deemed a transfer, sale or assignment, as the case may be, of the Subscribed Shares thereunder. The Company hereby agrees to use commercially reasonable efforts to execute and deliver such documentation as a pledgee of the Subscribed Shares may reasonably request in connection with a pledge of the Subscribed Shares to such pledgee by Subscriber (including, if requested by Subscriber and subject to Subscriber and the pledgee providing representations and undertakings in customary form reasonably acceptable to the Company, such documentation as may be reasonably necessary to have the Subscribed Shares (as may be specified by Subscriber) issued with an unrestricted CUSIP and transferable through the facilities of The Depositary Trust and Clearing Corporation to facilitate such pledge).

(c)                Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein; provided, however, that in the event that the Closing occurs, then the Company shall pay Subscriber’s reasonable and documented out-of-pocket fees and expenses incurred by Subscriber in connection with the Subscription Agreement up to an amount of $5,000,000.

(d)                Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder may be transferred or assigned, except as expressly permitted hereby. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned without the prior written consent of each party hereto and Warner Bros. Notwithstanding the foregoing, Subscriber may assign this Subscription Agreement and its rights hereunder in whole or in part (i) to any other person as a “Subscriber” hereunder, or (ii) as collateral any and/or all of its rights hereunder by way of security to any banks or other financial institutions providing financing to Subscriber or its Affiliates; provided, no such assignment shall relieve Subscriber of any of its obligations hereunder; provided, further, that no such assignment, delegation or transfer of the Subscription commitment shall (A) materially delay, materially impair the ability of the Company to consummate the Transactions in a timely manner (and in any event prior to the End Date (as defined in the Merger Agreement)) or otherwise prevent the consummation of the Merger or (B) be to (1) an “alien” (within the meaning of 47 U.S.C. § 310(b)) who, following the consummation of the Transactions, would unlawfully own, directly or indirectly, with all other “aliens” (within the meaning of 47 U.S.C. § 310(b)), twenty five percent (25%) or more of the equity or voting interests of the Company or its subsidiaries (in each case, as calculated pursuant to the rules, regulations, published orders, policies and decisions promulgated by, and other applicable requirements of, the FCC (as defined in the Merger Agreement) and interpretations thereof by federal courts of competent jurisdiction), or (2) any “alien” (within the meaning of 47 U.S.C. § 310(b)) who is a citizen, or an entity (or other person) organized under the laws, of a “foreign adversary country” (within the meaning of 10 U.S.C. § 4872(d)(2)), in each case other than to an Affiliate of Subscriber (including funds and investment vehicles managed by or under common management with Subscriber or its Affiliates). Following any permitted assignment, delegation or transfer by Subscriber of its rights, interest and obligations hereunder pursuant to this Section 6(d), Subscriber will provide the Company and Warner Bros. with written notice of such assignment, delegation or transfer and the amount thereof. Any purported assignment in violation of the foregoing shall be null and void ab initio. Each of Subscriber and the Company hereby agrees Warner Bros. shall be an express and intended third-party beneficiary of this Section 6(d).

(e)                None of the representations and warranties or covenants in this Subscription Agreement, or any certificate or schedule or other document delivered pursuant to this Subscription Agreement, shall survive the Closing, except those covenants that by their terms survive or contemplate performance after the Closing (which shall survive until fully performed).

(f)                 This Subscription Agreement may not be amended or modified except by an instrument in writing, signed by each of the parties hereto (acting, in the case of the Company, with the approval of the Company Special Committee) and Warner Bros. Each of Subscriber and the Company hereby agrees Warner Bros. shall be an express and intended third-party beneficiary of this Section 6(f).

(g)                This Subscription Agreement, together with the Merger Agreement, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. Except as expressly provided herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

(h)                This Subscription Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i)                  If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j)                 This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k)                This Subscription Agreement may only be enforced against, and any legal proceeding, claim, obligation, liability or cause of action (whether in contract, in tort, at law, in equity or otherwise) based upon, arising out of, or related to this Subscription Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein or therein with respect to such party; provided, however, that Warner Bros. is hereby made an express and intended third-party beneficiary of (x) the rights expressly granted to the Company under this Subscription Agreement and (y) solely for the purpose of seeking (and, if applicable, obtaining) specific performance or injunction(s) or other equitable relief to cause Subscriber (or its successors or permitted assigns) or the Company (or its successors or permitted assigns) to comply with the terms of this Subscription Agreement, as applicable, including to satisfy Subscriber’s obligation, as and when due, to fund the Purchase Price in accordance with Section 2 hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of Section 6(l) of this Subscription Agreement. Except (i) for a named party to this Subscription Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Subscription Agreement and not otherwise) or (ii) with respect to Retained Claims, no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, manager, management company, equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing (each, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more parties under this Subscription Agreement or of or for any legal proceeding, claim, obligation, liability or cause of action (whether in contract, in tort, at law, in equity or otherwise) based on, arising out of, or related to this Subscription Agreement. In furtherance and not in limitation of the foregoing, each party covenants, agrees and acknowledges that no recourse under this Subscription Agreement or any other agreement referenced herein or in connection with any transactions contemplated hereby shall be sought or had against any Non-Recourse Party, except for claims that any party hereto or Warner Bros., as applicable, may assert (A) against another party hereto (or its heirs, executors, administrators, successors, legal representatives or permitted assigns) solely in accordance with, and pursuant to the terms and conditions of, this Subscription Agreement or (B) pursuant to the Merger Agreement, the Confidentiality Agreement (as defined in the Merger Agreement) or any other agreement, document or instrument entered into by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Subscription Agreement, in each case, solely in accordance with, and pursuant to the terms and conditions hereof or thereof (each of the claims set forth in this clause (B), a “Retained Claim”).

(l)                 The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(m)              This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any law, rule, or provision that would cause the application of any law other than the laws of the State of Delaware. The parties hereto expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Subscription Agreement and that such statute mandates the application of the laws of the State of Delaware to this Subscription Agreement, the relationship of the parties hereto, the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties of any party hereto, (ii) the parties hereto have a reasonable basis for the application of the laws of the State of Delaware to this Subscription Agreement, the relationship of the parties hereto, the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties of any party hereto, (iii) no other jurisdiction has a materially greater interest in the foregoing, and (iv) the application of the laws of the State of Delaware would not be contrary to the fundamental policy of any other jurisdiction that, absent the choice of the laws of the State of Delaware hereunder of the parties hereto, would have an interest in the foregoing.

(n)               EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING BETWEEN OR AMONG THE PARTIES HERETO ARISING OUT OF OR RELATING TO THE SUBJECT MATTER OF THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(n).

(o)                The parties hereto agree that in any Proceeding arising out of or relating to this Subscription Agreement or the transactions contemplated hereby (including any amount due or payable in connection therewith or any matter arising out of or relating to the termination of either of them), each of the parties hereto irrevocably and unconditionally: (i) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, any other state or federal court in the State of Delaware (the “Chosen Courts”), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction of such Chosen Court by motion, other request for leave, or other Proceeding, (iii) agrees that any Proceeding arising out of or relating to this Subscription Agreement or the transactions contemplated hereby shall be brought, tried, and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the appropriate Chosen Court is an inconvenient forum, and (v) agrees that it will not bring any Proceeding arising out of or relating to this Subscription Agreement or the transactions contemplated hereby in any court or elsewhere other than the Chosen Courts. Each of the parties irrevocably consents to service of process in the same manner as for the giving of notices under Section 6(a) or any other manner permitted by applicable Law. A final judgment in any Proceeding commenced in accordance with this Section 6(o) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, that nothing in the foregoing shall restrict any party’s right to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(p)                The decision of Subscriber to purchase the Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreement. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

(q)                Notwithstanding anything to the contrary contained in this Subscription Agreement, if Subscriber breaches this Subscription Agreement (whether such breach is knowing, deliberate, willful, unintentional, or otherwise) or fails to perform hereunder (whether such failure is knowing, deliberate, willful, unintentional, or otherwise), then, except for specific performance as and to the extent permitted under Section 6(l), the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Subscriber or any of its Affiliates or any former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling persons, agents, representatives, successors or assigns of any of the foregoing, or any person which provides or is committed to provide financing in connection with the transactions contemplated by this Subscription Agreement or any of their respective Affiliates (collectively, the “Subscriber Related Parties”) for any breach, loss or failure to perform, which recourse shall be sought solely against Subscriber, subject to the limitations set forth herein, will be for the Company to seek to recover monetary damages from Subscriber for actual fraud or willful breach; provided that in no event shall Subscriber be subject to monetary damages in the aggregate in the excess of $[●]1 (the “Maximum Aggregate Liability”); provided, further, that, to avoid any duplication of recovery, the Company agrees that it may not enforce any of Subscriber’s obligations, or recovery any monetary damages from Subscriber, in each case, to the extent that the Company or Warner Bros. has enforced the Other Subscription Agreement or the Ellison Guarantee (as defined in the Other Subscription Agreement) against the Other Subscriber or the Guarantor (as defined in the Other Subscription Agreement) in respect of such matter. Notwithstanding anything to the contrary herein, in no event will any person: (i) be entitled to or permitted to receive both (x) the payment of any monetary damages (other than any monetary damages in respect of any fees and expenses (including fees and expenses of counsel) incurred by the Company or any of its Affiliates in connection with the enforcement of this Subscription Agreement) and (y) a grant of specific performance requiring consummation of the transactions contemplated hereby, or (ii) seek, directly or indirectly, to recover (or recover) against any of Subscriber or the Subscriber Related Parties, or compel any payment by Subscriber or the Subscriber Related Parties of, any damages or other payments whatsoever that are, in the aggregate, in excess of the Maximum Aggregate Liability. For avoidance of doubt, while Warner Bros. or the Company may seek to pursue either or both (i) an award of specific performance to enforce Subscriber’s obligation to consummate the transactions contemplated hereby solely in accordance with, and subject to the limitations in, this Subscription Agreement (including Section 6(l)), or (ii) a monetary damages award solely in accordance with, and subject to the limitations in, this Subscription Agreement, in no event will (A) Warner Bros., the Company or any other person be entitled to receive such monetary damages award (other than any monetary damages in respect of any fees and expenses (including fees and expenses of counsel) incurred by the Company or any of its Affiliates in connection with the enforcement of this Subscription Agreement if Warner Bros., the Company has received a grant of specific performance or any other equitable remedy pursuant to Section 6(l) that specifically enforces the Company’s or Subscriber’s obligation hereunder or (B) Warner Bros., the Company or any other person be entitled a grant (or enforcement) of specific performance or any other equitable remedy, whether pursuant to Section 6(l) or otherwise, following any award of monetary damages (other than any monetary damages in respect of any fees and expenses (including fees and expenses of counsel) incurred by Subscriber, the Company or any of its Affiliates in connection with the enforcement of this Subscription Agreement) in accordance with this Subscription Agreement. For purposes of this Subscription Agreement, a “willful breach” means any willful material breach of any covenant or agreement set forth in this Subscription Agreement prior to the date of its termination that is a consequence of any act, or failure to act, undertaken by Subscriber with the knowledge that the taking of such act, or failure to act, would result in such breach. Each of the Company and Subscriber acknowledges and agrees that the agreements contained in this clause (q) are integral parts of the transactions contemplated hereby and that, without these agreements, the Company, on the one hand, and Subscriber, on the other hand, would not enter into this Subscription Agreement.

1 Maximum Aggregate Liability to be 7% of the Subscriber’s Purchase Price.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

PARAMOUNT SKYDANCE CORPORATION

By:
	Name:	David Ellison
	Title:	Chief Executive Officer

Address for Notices: 1515 Broadway New York, New York 10036 Attention: Chief Legal Officer and General Counsel Email: paramountgloballegalnotices@paramount.com

[Signature Page to Subscription Agreement]

SUBSCRIBER:

Print Name:	RedBird Capital Partners Fund IV (Master), L.P.

By:	RedBird Capital Partners Fund IV GenPar LLC, its general partner

By:
	Name:	Gerald J. Cardinale
	Title:	Authorized Signatory

Address for Notices:

RedBird Capital Partners Fund IV (Master), L.P.

c/o RedBird Capital Partners Management, LLC

667 Madison Avenue, 8th Floor

New York, NY 10065

Attention: Michael Chiaravalloti

Email: Legal@redbirdcap.com

With copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Randi Lally

Email: randi.lally@friedfrank.com

Number of Subscribed Shares subscribed for:

Price Per Share:	$[●]

Purchase Price:	$250,000,000.00

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

[Signature Page to Subscription Agreement]

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

** OR **

B.	ACCREDITED INVESTOR STATUS (Please check the box)

☐	Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

** AND **

C.	AFFILIATE STATUS (Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;

☐	Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;

☐	Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;

☐	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;

☐	Any entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

☐	Any “family office,” as defined under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

☐	Any “family client,” as defined under the Investment Advisers Act, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph; or

☐	Any entity in which all of the equity owners are “accredited investors”.

[Specify which tests:             ]

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐	Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

☐	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status; or

☐	Any natural person who is a “knowledgeable employee,” as defined in the Investment Company Act, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.